Exhibit 10.1

EMPLOYMENT AGREEMENT

This sets forth the terms of the Employment Agreement made as of January 1, 2012 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices in DeWitt, New York (collectively, the "Employer"), and (ii) MARK E. TRYNISKI, an individual currently residing at 1964 Penfold Way, Baldwinsville, New York ("Employee").  This Agreement is effective as of January 1, 2012 and supersedes the Employment Agreement between the parties dated as of January 1, 2009.

W I T N E S S E T H

IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.	Employment.

(a)           Term.  Employer shall continue to employ Employee, and Employee shall continue to serve, as President and Chief Executive Officer of Employer for a term commencing on January 1, 2012 and ending on December 31, 2014, subject to termination as provided in paragraph 3 hereof.

(b)           Salary.  During the term of this Agreement, Employer shall pay Employee base salary at an annual rate of not less than $620,000.00 (“Base Salary”).  Employee’s Base Salary shall be reviewed and adjusted in accordance with Employer’s regular payroll practices for executive employees.

(c)           Incentive Compensation.  During the term of this Agreement, Employee shall be entitled to annual incentive compensation opportunities pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to cover Employee and other key personnel of Employer, as well as other incentive plans that may be established by Employer.  Upon termination of Employee’s employment pursuant to subparagraph 3(a), 3(b), 3(c) or 6, Employee shall be entitled to a pro rata portion (based on Employee’s complete months of active employment in the applicable year) of the annual incentive awards that are payable with respect to the year during which the termination occurs or, if the annual awards for such year are not determinable at the time of termination, then the immediately prior year's awards shall be used to determine such pro rata portion.

2.           Duties during the term of this Agreement.  Employee shall have responsibility, subject to the control of Employer’s Board of Directors for the supervision of all aspects of Employer’s business and operations, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by Employer’s Board of Directors.  Employee shall report to Employer's Board of Directors.  Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, business and civic organizations; provided that such affiliations are not inconsistent with and do interfere with the performance of Employee’s duties under this Agreement.  Consistent with CBSI’s Corporate Governance Guidelines, Employee shall advise, and obtain the consent of, the Chair of the Board and Chair of the Nominating and Corporate Governance Committee prior to accepting a position on another public company board of directors.  Employee shall be appointed to serve as a Director of Community Bank System, Inc. and Community Bank, NA, provided that such appointment and subsequent re-nomination to serve as a Director shall be subject to (i) Employee being qualified to serve under applicable law, regulations, and the Employer’s bylaws, and (ii) the exercise of the fiduciary duties of the Employer’s Board of Directors and nominating committee of the Board of Directors.  Employee shall serve on the Board of Directors of, or as an officer of Employer’s affiliates, without additional compensation if requested to do so by the Board of Directors of Employer.  Employee shall receive only the compensation and other benefits described in this Agreement for Employee’s duties as a Director of Employer or any of its affiliates.

3.           Termination.  Employee's employment by Employer shall be subject to termination as follows:

(a)           Expiration of the Term.  This Agreement shall terminate automatically at the expiration of the term of this Agreement unless the parties enter into a written agreement extending Employee's employment, except for the continuing obligations of the parties as specified hereunder.

(b)           Termination Upon Death.  This Agreement shall terminate upon Employee's death.  In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of 90 days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A.  Any restrictions on shares of CBSI stock previously granted to Employee shall be waived as of the date of death and Employee's beneficiary shall be free to dispose of any restricted stock previously granted to Employee by Employer.  Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Beneficiary to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s death or termination of employment.

(c)           Termination Upon Disability.  Employer may terminate this Agreement upon Employee's disability.  For the purpose of this Agreement, Employee's inability to perform substantially all of Employee's duties under this Agreement by reason of physical or mental illness or injury for a period of 26 successive weeks (the "Disability Period") shall constitute disability.  The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer.  During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary otherwise payable during that period, reduced by all other Employer-provided income replacement benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, workers' compensation law, or any other benefit program or arrangement).  Upon termination pursuant to this disability provision, any restrictions on shares of CBSI stock previously granted to Employee shall be waived and Employee shall be free to dispose of any restricted stock granted to Employee.  Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s disability or termination of employment.

(d)           Termination for Cause.  Employer may terminate Employee's employment immediately for "cause" by written notice to Employee.  For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:
(i)           Employee’s willful breach of any material provision of this Agreement, which breach Employee shall have failed to cure within thirty (30) days following Employer’s written notice to Employee specifying the nature of the breach;
(ii)         Any documented misconduct by Employee as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder, which is material and adverse to the interests, monetary or otherwise, of Employer or any subsidiary or affiliate of Employer;
(iii)         Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within thirty (30) days following Employer’s written notice to Employee specifying the nature of the neglect or refusal;
(iv)         Conviction of a crime involving any act of dishonesty or moral turpitude, or the commission of a felony;
(v)          Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;
(vi)         Documented failure to follow the reasonable written instructions of the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct; or
(vii)        A willful violation of a material rule or regulation of the Office of the Comptroller of the Currency or of any other regulatory agency governing Employer or any subsidiary or affiliate of Employer.

Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

(e)           Termination For Reasons Other Than Cause.  In the event Employer terminates Employee’s employment during the term of this Agreement or within 24 months following the expiration of the term of this Agreement for reasons other than “cause” (as defined in paragraph 3(d)), or in the event that Employee terminates his employment with Employer during the term of this Agreement for “good reason” (as defined in paragraphs 6(d)(i) or 6(d)(iii) and subject to the notice and right to cure provisions of paragraph 6(d)), then Employee shall be entitled to a severance benefit equal to the greater of (i) 200 percent of the sum of Employee’s annual Base Salary in effect at the time of termination and the aggregate sum of all payments made to Employee during the 12 months preceding Employee’s termination pursuant to the Management Incentive Plan (or equivalent successor plan), or (ii) amounts of Base Salary and expected Management Incentive Plan (or equivalent successor plan) payments that otherwise would have been payable through the balance of the unexpired term of this Agreement.  Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the benefit payable pursuant to this paragraph 3(e) shall be payable in equal biweekly installments over the 12-month period that begins on the first day of the month following Employee’s termination.  If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 12-month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining six months shall be paid as scheduled.

In addition to the cash benefit described in the foregoing of this paragraph 3(e), Employer shall: (iii) waive all restrictions on all CBSI stock previously granted to Employee and permit Employee to dispose of any such restricted stock; (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee’s termination of employment; (v) to the extent permitted by Internal Revenue Code Section 409A, fully fund the grantor trust created pursuant to the separate “Supplemental Retirement Plan Agreement” between Employee and Employer, as amended, for benefits payable pursuant to that separate agreement; and (vi) cover Employee and his eligible dependents under all Employer benefit plans and programs available to Employer’s retired employees.

Notwithstanding the foregoing, amounts payable under clauses (i) or (ii) of this paragraph 3(e) shall be reduced by any payments made to Employee under paragraphs 6(a)(i) and (ii) of this Agreement and by any payments made to Employee under any severance or similar plan, policy or program maintained by Employer.

(f)           Employer shall have the right of first refusal to purchase from Employee or Employee’s estate, shares of CBSI stock acquired pursuant to the exercise of stock options after the date of Employee’s termination of employment for any reason, in the event Employee or Employee’s estate elects to dispose or transfer such acquired shares.  Such right of first refusal shall expire ten years from the date of termination.  Employee (or Employee’s estate, as the case may be) shall provide Employer with not less than 30 days’ advance written notice of any disposition or transfer.  If Employer chooses to exercise its right of first refusal, it shall do so by written notice within 15 days of receipt of notice of disposition or transfer.  The purchase price per share to be paid by Employer upon any such exercise shall equal the closing price per share of shares of CBSI stock on the trading day that immediately precedes the date of exercise.

4.           Fringe Benefits.

(a)           Benefit Plans.  During the term of this Agreement, Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of (or which are applicable to) its executive employees.  Participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.  Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing.  Employee shall be reimbursed for related expenses not covered by Employer's health insurance plan, or any other plan in which Employee is enrolled.  Employee shall not be eligible to participate in Employer's Severance Pay Plan maintained for other employees not covered by employment agreements.

(b)           Expenses.  Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for (or Employer shall pay directly) Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties hereunder.  Reimbursable expenses must be submitted to the Compensation Committee of the Board of Directors of Employer for review on no less than an annual basis.

(c)           Other Benefits.  During the term of this Agreement, Employee also shall be entitled to receive the following benefits:
(i)           Paid time-off of twenty-one (21) days each calendar year (with no carry over of unused time to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer's holiday policy;
(ii)         Reasonable sick leave;
(iii)       Reimbursement of membership fees and dues (but not personal expenses) for up to two club memberships and other appropriate professional associations, subject to the approval of the Compensation Committee of the Board of Directors of Employer, the primary purpose of which memberships shall be the promotion of Employer’s business interests.  Reimbursements shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred;
(iv)        The use of an Employer-owned automobile, the purchase and replacement of which shall be subject to the approval of the Compensation Committee of the Board of Directors of Employer; and
(v)         The use of an Employer-owned mobile telephone, the payment or reimbursement of all Employer-related business charges incurred in connection with the use of such telephones.

(d)           Supplemental Retirement Benefits.  The terms and conditions for the payment of supplemental retirement benefits are set forth in a separate written agreement between the parties.

5.           Restricted Stock and Stock Options.  Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted shares of restricted stock and/or options to purchase shares of common stock of CBSI.  Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine.  Reviews shall be conducted no less frequently than annually.

6.           Change of Control.

(a)           If Employee's employment with Employer shall cease for any reason, including Employee's voluntary termination for “good reason” (as defined in paragraph 6(d) below), but not including Employee's termination for “cause” (as described in paragraph 3(d)) or Employee’s voluntary termination without “good reason”, within two years following a "Change of Control" that occurs during the term of this Agreement, then:
(i)           Employer shall pay to the Employee the greater of (A) 300 percent of the sum of the annual Base Salary in effect at the time of termination and the aggregate sum of all payments made to Employee during the 12 months preceding Employee’s termination pursuant to the Management Incentive Plan (or equivalent successor plan), or (B) amounts of Base Salary and expected payments under the Management Incentive Plan (or equivalent successor plan) that otherwise would have been payable through the balance of the unexpired term of this Agreement.  Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the amount determined pursuant to this paragraph 6(a)(i) shall be payable in equal biweekly installments over the 12-month period that begins on the first day of the month following Employee’s termination.  If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 12-month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, any unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining six months shall be paid as scheduled.
(ii)          Subject to the applicable limitations of Internal Revenue Code Section 409A that apply if Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), Employer shall provide Employee with fringe benefits, or the cash equivalents of such benefits, identical to those described in paragraph 4(a) for a period of 36 months following Employee’s termination.
(iii)         Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised so as to permit Employee to purchase the balance of CBSI stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s termination of employment.
(iv)         Employer shall waive all restrictions on any shares of CBSI stock granted to Employee and permit Employee to dispose of such stock.

(b)           Notwithstanding any provision of this Agreement to the contrary, and except as provided in the last sentence of this paragraph 6(b), in the event that any payment or benefit received or to be received by the Employee in connection with a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter called "Total Benefits") would be subject (in whole or part) to the excise tax imposed pursuant to Internal Revenue Code Section 4999, then the cash severance payments provided in this Agreement shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Benefits will be subject to such excise tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Benefits minus the aggregate amount of federal, state and local income taxes on such reduced Total Benefits, and (ii) equals the unreduced amount of such Total Benefits minus the sum of (A) the aggregate amount of federal, state and local income taxes on such Total Benefits, and (B) the amount of excise tax to which the Employee would be subject in respect of such unreduced Total Benefits.

(c)           For purposes of this paragraph 6, a "Change of Control" shall be deemed to have occurred if:
(i)           any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;
(ii)           as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;
(iii)          Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;
(iv)          a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or
(v)           Employer transfers substantially all of its assets to another corporation, which is not controlled by Employer.

(d)           For purposes of this paragraph 6, “good reason” shall mean action taken by Employer that results in:
(i)           An involuntary and material adverse change in Employee’s authority, duties, responsibilities, or base compensation;
(ii)          An involuntary relocation of the office from which Employee is expected to perform his duties; or
(iii)         A material breach of this Agreement.
Employee must provide notice to Employer of the existence of a condition described in (i), (ii) or (iii) above within 30 days of the initial existence of the condition, upon the notice of which Employer shall have 30 days thereafter in which to remedy the condition.

7.           Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement all required income and employment taxes and any other similar sums required by law to be withheld.

8.           Covenants.

(a)           Confidentiality.  Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee's employment by Employer.  Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision.  This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages.  Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

(b)           No Competition.  Employee's employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer, in the same counties of New York, Pennsylvania or any other state in which the Employer or any such group, affiliate, division or subsidiary conducts business.  Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry.  It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer on the date of Employee’s termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph.  Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

(c)           Non-Competition Period.  The "non-competition period" shall begin on January 1, 2012 and shall end twelve (12) months after Employee’s termination of employment; provided, however, that the “non-competition period” shall end on the date Employee’s employment ends in the event of Employee’s termination for “good reason” (as defined in paragraph 6(d)), or Employee’s termination without “cause” (as defined in paragraph 3(d)).

(d)           Non-Solicitation.  While Employee is employed by Employer, and for a period of two years after Employee's employment with Employer ends for any reason, Employee shall not directly or indirectly solicit (other than on behalf of Employer) business or contracts for any products or services of the type provided, developed or under development by Employer during Employee’s employment by Employer, from or with (x) any person or entity which was a customer of Employer for such products or services as of, or within 12 months prior to, the date of Employee’s termination of employment with Employer, or (y) any prospective customer which Employer was soliciting as of, or within 12 months prior to, Employee’s termination.  Additionally, while Employee is employed by Employer, and for two years after Employee’s employment with the Employer ends for any reason, Employee will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by Employer during Employee’s employment with Employer.  Employee will not at any time knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which Employer was involved or was contemplating during Employee’s employment with Employer, including but not limited to relationships with customers, prospective customers, agents, contractors, vendors, service providers, and suppliers.

(e)           Non-Recruitment.  While Employee is employed by Employer, and for a period of two years after Employee’s employment with Employer ends for any reason, Employee shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of individual who is or was an employee of Employer, or who otherwise provided services to Employer, within 12 months prior to the termination of Employee’s employment with Employer.

(f)           Termination of Payments.  Upon the breach by Employee of any covenant under this paragraph 8, Employer shall cease all payments to Employee and may offset immediately any and all amounts payable to Employee under this Agreement against any damages to which Employer is legally entitled in addition to any and all other remedies available to Employer under the law or in equity.

(g)           Resignation as Director.  In the event that Employee’s employment terminates for any reason, he shall be deemed to have immediately tendered his resignation as a director on Employer’s (and any of Employer’s affiliates) Board of Directors, and such Boards may accept such resignation in their discretion effective upon the termination date without further action by the Employee.

9.           Notices.  Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

10.           Rules, Regulations and Policies.  Employee shall abide by and comply in all material respects with all of the rules, regulations, and policies of Employer that may be in effect and amended from time to time, including without limitation (i) Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations, (ii) Employer’s human resources, personnel and benefits policies, and (iii) Employer’s Executive Equity Ownership Guidelines.

11.           No Prior Restrictions.  Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

12.           Return of Employer's Property.  After Employee has received notice of termination, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

13.           Construction and Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, by way of example and not limitation, (a) distributions of benefits payable following Employee’s termination of employment shall commence as of the date required by this Agreement or, if later, the earliest date permitted by Internal Revenue Code Section 409A (generally six months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A), and (b) the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Internal Revenue Code Section 409A.

14.           Governing Law.  This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

15.           Assignability and Successors.  This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.  Any attempted assignment in violation of this paragraph 15 shall be null and void and of no effect.

16.           Miscellaneous.

(a)           This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the January 1, 2009 Employment Agreement between the parties (which agreement expired on December 31, 2011).

(b)           This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

(c)           The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)           The provisions of paragraphs 3(e), 6 and 8 hereof shall survive the termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

18.           Jurisdiction, Venue and Fees.  The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County.  Each party shall be subject to the personal jurisdiction of the courts of New York State.  If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.  Reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  The foregoing right to reimbursement shall expire on the fifth anniversary of Employee’s separation from employment with Employer.

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:/s/ George J. Getman

Its: Executive Vice President and General Counsel

COMMUNITY BANK, N.A.

By: /s/ Bernadette R. Barber

Its: Senior Vice President, Chief Human Resources Officer

/s/ Mark. E. Tryniski
MARK E. TRYNISKI